UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 27, 2023

DAWSON GEOPHYSICAL COMPANY

(Exact name of Registrant as specified in its charter)

texas	001-32472	74-2095844
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

508 West Wall, Suite 800

Midland, Texas 79701

(Address of principal executive offices) (Zip Code)

(432) 684-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DWSN	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2023, on November 17, 2023, it was determined by the Board of Directors of Dawson Geophysical Company (the “Company”) that the employment of (i) James K. Brata, the Company’s Chief Financial Officer, Executive Vice President, Secretary and Treasurer; (ii) Stephen C. Jumper, the Company’s President and Chief Executive Officer; and (iii) C. Ray Tobias, the Company’s Chief Operating Officer and Executive Vice President would terminate (the “Terminations”) on December 20, 2023 (the “Termination Date”). The title, position, and responsibilities as an executive officer of the Company for each of Messrs. Brata, Jumper and Tobias (the “Former Executives”) terminated on November 20, 2023.

In connection with the Terminations: (i) on November 27, 2023, the Company entered into a Separation and General Release Agreement with Mr. Tobias; (ii) on November 28, 2023, the Company entered into a Separation and General Release Agreement with Mr. Jumper; and (iii) on November 30, 2023, the Company entered into a Separation and General Release Agreement with Mr. Brata (together, the “Separation Agreements”). The Separation Agreements address the payments and benefits to which each Former Executive is entitled in connection with each’s termination without cause, consistent with the terms of their respective employment agreements.

Among other things, each Separation Agreement provides that the Company will pay the respective Former Executive (i) an aggregate amount equal to the base salary that would have been payable had the Former Executive remained employed at the Company until (a) February 11, 2025 for Messrs. Brata and Tobias and (b) December 20, 2025 for Mr. Jumper, in accordance with the Company’s customary payroll schedule; (ii) a lump sum cash payment representing the cost to the Former Executive to extend his current health plan benefits under COBRA for the 18-month period following the Termination Date; and (iii) any unreimbursed business expenses due to the Former Executive as of the Termination Date.

Additionally, the Separation Agreements with Messrs. Brata and Tobias provide that the Company will transfer the title to the Company vehicle assigned to each, respectively, free and clear of any liens and encumbrances, subject to each providing the Company with sufficient cash to satisfy any tax withholding obligation with respect to such transfer. The Separation Agreement with Mr. Jumper provides for payment by the Company in respect of the cost to Mr. Jumper of certain club membership dues for the 24-month period following the Termination Date.

In exchange for the various benefits provided by the Company to the Former Executives, under the Separation Agreements each Former Executive agreed to reaffirm certain restrictive covenants in such Former Executive’s employment agreement, as amended, including confidentiality, discoveries and inventions, and notification of restrictions to third parties. Each Former Executive also expressly agreed to a general waiver and release of claims.

The foregoing is a summary description of the terms of each of the three Separation Agreements and is qualified in its entirety by reference to the Separation Agreements, a copy of which is attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Separation and General Release Agreement between the Company and C. Ray Tobias, dated November 27, 2023.
10.2	Separation and General Release Agreement between the Company and Stephen Jumper, dated November 28, 2023.
10.3	Separation and General Release Agreement between the Company and James Brata, dated November 30, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAWSON GEOPHYSICAL COMPANY

Date: December 1, 2023	By:	/s/ Ian Shaw
Ian Shaw
Chief Financial Officer